EXHIBIT 9(a).1


               Administration Agreement between DEVCAP Trust and
                         Sunstone Financial Group, Inc.

                            ADMINISTRATION AGREEMENT


         THIS AGREEMENT is made as of this 4th day of November, 1997, by and between DEVCAP Trust, a Massachusetts business trust (the "Trust"), and Sunstone Financial Group, Inc., a Wisconsin corporation (the "Administrator").

       WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act") and is authorized to issue shares of beneficial ownership (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

       WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds").

       NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


1.     Appointment

       The Trust hereby appoints the Administrator as administrator of the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.


2.     Services as Administrator

       (a) Subject to the direction and control of the Trust's Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will: (1) provide office space, facilities, equipment and personnel to carry out its services hereunder; (2) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission (the "Commission") required pursuant to Rule 24f-2 under the Act and Semi-Annual Reports on Form N-SAR; (3) prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the Act;
(4) assist the Trust's legal counsel in the preparation of the Registration Statement for the Trust (on Form N-1A or any replacement therefor) and any amendments thereto; (5) determine and periodically monitor each Fund's income and expense accruals and cause all appropriate expenses to be paid from Trust assets on proper authorization from the Trust; (6) assist in the acquisition of the Trust's fidelity bond required by the Act, monitor the amount of the bond and make the necessary Commission filings related thereto; (7) from time to time as the Administrator deems appropriate, check each Fund's



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compliance  with the  policies  and  limitations  of each Fund  relating  to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Trust's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance);
(8) maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the Act; (9) prepare and/or file documents with the states necessary to maintain the Funds' securities registration in the states and in the amounts identified by the Funds; (10) develop with legal counsel and secretary of the Trust an agenda for each board meeting and, if requested by the Trustees, attend board meetings and prepare minutes; (11) coordinate preparation of other matters required to be reported to the board, including, without limitation, details of Rule 12b-1 payments, codes of ethics compliance and broker commissions; (12) prepare Form 1099s for directors and other fund vendors; (13) calculate dividend and capital gains distributions subject to review and approval by the Trust and its independent accountants; and (14) generally assist in the Trust's administrative operations as mutually agreed to by the parties. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

       (b) The Trustees of the Trust shall cause the officers, adviser, distributor, if any, legal counsel, independent accountants, custodian and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Funds and the Trust as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall be entitled to rely, and shall be held harmless by the Trust when acting in reliance, upon the instruction, advice, information or any documents relating to the Funds provided to the Administrator by an Authorized Person. Authorized Person means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors to give oral and written instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by Sunstone. An Authorized Person's scope of authority may be limited by the Fund by setting forth limitation in the Authorized Person's Appendix. The Administrator shall be entitled to rely on any document which it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. The Administrator shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof from the Trust.

       (c) In compliance with the requirements of Rule 31a-3 under the Act, the Administrator hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Subject to the terms of Section 6, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records described in (a) above which are maintained by the Administrator for the Trust.

       (d) The Trust's Board of Trustees and the Funds' investment adviser have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the Investment Company Act of 1940, as amended, the Internal Revenue Code of 1986, as amended, and the policies and limitations of each Fund relating to their portfolio investments as set forth in the

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Prospectus and Statement of Additional  Information.  Sunstone's  monitoring and other functions hereunder shall not relieve the Board and the investment adviser of their primary day-to-day responsibility for assuring such compliance.


3.     Fees; Delegation; Expenses

       (a) In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Administrator a fee, computed daily and payable monthly, as provided in Schedule B hereto, plus out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel on behalf of the Trust, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds' other service providers, brokers, dealers and depositories, fees and expenses of pricing services, and photocopying, postage, proof reading and overnight delivery expenses. Fees shall be paid by each Fund at a rate that would aggregate at least the applicable minimum fee for each Fund.

       (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Trust's Prospectuses and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable. Such fee as is attributable to each Fund shall be a separate charge to each Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

       (c) The Administrator will bear all expenses in connection with the performance of its services under this Agreement except as otherwise provided herein. Other costs and expenses to be incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions, if any; salaries, fees and expenses of officers and Trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices and proxy materials for regulatory purposes and for distribution to current shareholders; typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses incidental to holding meetings of the Fund's shareholders and Trustees; and any extraordinary expenses; will be borne by the Funds or their investment adviser. Expenses incurred for distribution of fund shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Trust, will be borne by the Trust or its investment adviser, except for such expenses permitted to be paid by the Trust under a distribution plan adopted in accordance with applicable laws.

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4.     Proprietary and Confidential Information

       The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, except that the Administrator may disclose such information where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives shall not be subject to this paragraph.


5.     Limitation of Liability

       (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for any action taken or omitted to be taken in accordance with instructions received by the Administrator from an Authorized Person.

       (b) The Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, failures, delay or any other loss whatsoever caused by events beyond its reasonable control. The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Administrator's control.


6.     Term

       (a) This Agreement shall become effective as with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund for a period of one year from the date hereof. Thereafter, if not terminated as provided herein, this Agreement shall continue automatically in effect as to each Fund for successive annual periods.

       (b) This Agreement may be terminated at any time with respect to any one or more particular Funds without penalty (i) upon mutual consent of the parties, or (ii) by either party upon not less than sixty (60) days' written notice to the other party (which notice may be waived by the party entitled to the notice). The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Trust.

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

       (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Trust, the Administrator shall deliver the records of the Fund(s) and/or Trust as the case may be to the Trust or person(s) designated by the Trust and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund(s), and the Trust requests the Administrator to provide services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.


7.     Non-Exclusivity

       The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies) and that the Administrator or its affiliates may enter into investment advisory, transfer agency, distribution, marketing or other agreements with such other entities.


8.     Governing Law; Invalidity

       This Agreement shall be governed by Wisconsin law (except as to Section 9 hereof which shall be construed in accordance with Massachusetts law). To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


9.     Miscellaneous

       This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Funds to which such obligations pertain and the assets and property of such Funds. The Trust's Certificate of Trust is on file with the Secretary of State of Massachusetts.


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10.    Backup Facilities

       Sunstone shall maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided. Sunstone shall, at no additional expense to the Fund take reasonable steps to minimize service interruptions. Sunstone shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided it maintains such plans and procedures.


11.    Notices

       Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to Sunstone Financial Group, Inc., 207 East Buffalo Street, Suite 400, Milwaukee, WI, 53202, Attention Miriam
M. Allison, and notice to the Trust shall be sent to 209 West Fayette St., Baltimore, MD, 21201-3403, Attention: President, DEVCAP Trust.


12.     Counterparts

       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                DEVCAP TRUST
                                (the "Trust")




                                 By: /s/ Joseph N. St. Clair
                                    ------------------------
                                     Joseph N. St. Clair
                                     President




                                SUNSTONE FINANCIAL GROUP, INC.
                                ("Administrator")




                                 By: /s/ Miriam Alison
                                     -----------------------
                                     Miriam Alison
                                     President



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



                                   Schedule A
                                     to the
                            Administration Agreement
                                 by and between
                                  DEVCAP Trust
                                       and
                         Sunstone Financial Group, Inc.


                                  Name of Funds
                            DEVCAP Shared Return Fund






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




                                   Schedule B
                                     to the
                            Administration Agreement
                                 by and between
                                  DEVCAP Trust
                                       and
                         Sunstone Financial Group, Inc.


                                                                               Minimum
Fund Name              Average Net Assets                Annual Fees           Annual Fee
---------              ------------------                -----------           ----------

DEVCAP                 Up to $50 Million                 15.0 basis points    $25,000 Year 1
Shared Return Fund     $50 Million to $100 Million       8.0 basis points     $30,000 Year 2
                       $100 Million to $150 Million      5.0 basis points     $40,000 Year 3
                       Over $150 Million                 3.0 basis points


In the event additional funds are added to this agreement, the parties shall determine the fees applicable to such additional fund(s) which fees shall be reflected in an amended and restated Schedule B to this Agreement. The above fee schedule will be applied on a per portfolio basis in the event that additional funds are subject to this agreement. The minimum annual fee is subject to an automatic annual escalation of 6% after three years. Sunstone will notify the Trust of each such escalation but no amendment of this Schedule B shall be required. Fees shall be paid for each Fund at a rate that would aggregate at least the applicable minimum fee for each Fund. The Trust shall also pay/reimburse the Administrator's out-of-pocket expenses as described in the Agreement. The foregoing fee schedule assumes a single class of shares for each Fund.

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


                            DEVCAP SHARED RETURN FUND

Authorized Persons Appendix

Mr. Joseph N. St. Clair
President
DEVCAP Shared Return Fund
209 W. Fayette Street
Baltimore, MD  21201
(410) 234-3176

Ms. Nancy E. Paxton
Secretary
DEVCAP Shared Return Fund
209 W. Fayette Street
Baltimore, MD  21201
(410) 468-3922

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